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                                                                 Exhibit 99.2(B)

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                                73 TREMONT STREET
                                BOSTON, MA 02108


December 16, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Actuarial Opinion on Illustrations Contained in Pre-Effective Amendment No. 1 to a Registration Statement on Form S-6 (File No. 333-100567) (the "Amendment")

Dear Sirs:

This opinion is furnished in connection with the above-referenced Amendment under the Securities Act of 1933, as amended, describing a flexible premium variable universal life insurance policy (the "Policy") that is offered and sold by The Manufacturers Life Insurance Company (U.S.A.).

      (1) The illustrations of death benefits, Policy values, cash surrender values, and surrender values used in this Amendment are consistent with the provisions of the Policy and the Company's administrative procedures.

      (2) The rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumption.

      (3) The particular illustrations shown based on commonly used rating classifications and premium amounts and ages appropriate to the markets in which the Policy is sold.

I hereby consent to the use of this opinion as an exhibit to the Amendment.

Sincerely,

/s/Brian Koop

Brian Koop
Pricing Actuary